Exhibit 99.1

BioSante Pharmaceuticals, Inc.
111 Barclay Boulevard
Lincolnshire, Illinois 60069
www.biosantepharma.com

FOR IMMEDIATE RELEASE	NASDAQ: BPAX

BioSante Pharmaceuticals Reports Receipt of $2.16 Million
in Elestrin™ Royalty Buydown, and Financial Results for 2009
Lincolnshire, Illinois — March 30, 2010 — BioSante Pharmaceuticals, Inc. (NASDAQ: BPAX) today announced the successful completion of the Azur Pharma Elestrin royalty buydown, and financial results for the year ended December 31, 2009.
Elestrin Royalty Buydown Complete
In December 2009, the company announced that it had entered into an agreement with Azur (BioSante’s licensee for Elestrin in the U.S.) to monetize its Elestrin royalty stream and certain potential milestones through a royalty and milestone buydown. In 2009, the company received $1.0 million and the company now reports receiving the balance of $2.16 million in the first quarter of 2010. BioSante maintains the right to receive up to $140 million in sales-based milestone payments from Azur, based on Elestrin reaching certain predefined sales in a calendar year.
Financial Results for 2009
The company’s net loss was approximately $47.5 million or $(1.40) per basic and diluted share for the year ended December 31, 2009, compared to a net loss of $17.4 million or $(0.64) per basic and diluted share for the same period in 2008. This increase in net loss was due primarily to transaction and non-cash technology related expenses associated with the company’s merger with Cell Genesys, Inc., which closed in October 2009. As of December 31, 2009, BioSante’s cash balance was approximately $29.9 million as compared to $14.8 million at December 31, 2008. Subsequently, on March 8, 2010, the company completed a registered direct offering with Great Point Partners, LLC and Deerfield Management Company for gross proceeds of $18.0 million. The offering resulted in net proceeds to the company of approximately $17.5 million, after deducting placement agent fees and offering expenses. Consequently, on March 9, 2010, BioSante’s cash balance was approximately $42 million.
For additional BioSante discussion, please see BioSante’s recently filed annual report on Form 10-K for the year ended December 31, 2009 and all SEC filings at www.biosantepharma.com/SEC-Filings.php. BioSante’s news releases can be reviewed at www.biosantepharma.com/News-Releases.php.
About BioSante Pharmaceuticals, Inc.
BioSante is a specialty pharmaceutical company focused on developing products for female sexual health, menopause, contraception and male hypogonadism. BioSante’s lead products include LibiGel® (transdermal testosterone gel) in Phase III clinical development by BioSante under a U.S. Food and Drug Administration (FDA) SPA (Special Protocol Assessment) for the treatment of female sexual dysfunction (FSD), and Elestrin™ (estradiol gel) developed through FDA approval by BioSante, indicated for the treatment of moderate-to-severe vasomotor symptoms associated with menopause, currently marketed in the U.S. Also in development are Bio-T-Gel™, a testosterone gel for male hypogonadism, licensed to Teva Pharmaceuticals (NASDAQ: TEVA) and an oral contraceptive in Phase II clinical development using BioSante patented technology. The current market in the U.S. for estrogen and testosterone products is approximately $2.5 billion and for oral contraceptives approximately $3 billion. The company also is developing its calcium phosphate technology (CaP) for aesthetic medicine (BioLook™), as a vaccine adjuvant, including for an H1N1 (swine flu) vaccine, and drug delivery. In addition, BioSante will seek opportunities for its GVAX cancer vaccines, two of which have been granted orphan drug designations, currently in several Phase II clinical trials, at minimal cost to BioSante, its 2A/Furin and other technologies. Additional information is available online at: www.biosantepharma.com.
For more information, please contact:
Alan Zachary, McKinney/Chicago;
(312) 944-6784 ext. 316; azachary@mckinneychicago.com